UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – FEBRUARY 14, 2008

ECOLOCAP SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-31165	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

353, St-Nicolas Street
Suite 205, Montreal, Quebec, Canada
H2Y 2P1
(Address of principal executive offices)

(514) 397-0575 (228)
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:  Entry into a Material Definitive Agreement.

As of February 12, 2008, Ecolocap Solutions Inc. (“EcoloCap”) and United Best Technology Limited (“United”) entered into a Five (5) years renewable Service Agreement (the “Agreement”) pursuant to which United shall provide advice to undertake for and consult with EcoloCap concerning certain operational areas and shall review and advise EcoloCap regarding Carbon Credits (“CER”) and Clean Development Mechanism projects as well as EcoloCap’s overall progress, needs and condition in those areas, find, negotiate and close contracts and projects for a minimum of Three Million Six Hundred Thousand (3,600,000) CERs that could be certified, traded and delivered and to assist the execution of said contracts or projects by EcoloCap or one of its affiliates. To devote all its intellectual property, knowledge, technology and its contacts related to the CER and Clean Development Mechanism projects exclusively for the development of EcoloCap’s business in an exclusive and define territory. United for the exclusivity of its services was granted Three Million Five Hundred Thousand (3,500,000) restricted shares of EcoloCap’s Common Stock, out of said Three Million Five Hundred Thousand (3,500,000) restricted shares, One Million (1,000,000) restricted shares will be put in escrow as provided in the executed Escrow Agreement;

As of February 12, 2008, the December 7, 2007 Consulting Agreement (the “Agreement”) entered by and between Ecoloap Solutions Inc. (“EcoloCap”) and Sodexen Inc. (“Sodexen”) pursuant to which, Sodexen is providing the services of its representative, Dr. Tri Vu Truong (the “Representative”), who will serve EcoloCap for the “Engagement Period” in its capacity of President and Chief Executive officer (“CEO”), have been revised (the “Revised Consulting Agreement”) to reduce the “Engagement Period” to one year, and became effective as of February 1, 2008.

As of February 12, 2008, Ecolocap Solutions Inc. (“EcoloCap”), United Best Technology Limited (“United”) and Pellerin Attorneys (the “Escrow Agent”) entered into an Escrow Agreement (the “Escrow”) pursuant to which out of the Three Millions Five Hundred Thousand shares of Common Stock of EcoloCap issued to United granted under the Service agreement, One Million Shares will be deposited in escrow ( the “Escrow Securities”) and delivered within the Delivery Period as follow: Five Hundred Thousand when the first contracts or projects permitting the issuance of a total of Six Hundred Thousand CERs are delivered; One Hundred Thousand for the following contract or project permitting the issuance for each of an additional Six Hundred Thousand CERs. At the end of the prescribe period for the CER’s deliverance, all shares remaining in escrow, shall be cancelled.

The Board of Directors of EcoloCap have approved the execution of the Service Agreement and the Escrow Agreement as of February 14, 2008;

Item 5.02:   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangement of Certain Officers.

As of February 14, 2008 the Board of Directors of Ecolocap Solutions Inc. have appointed Dr. Tri Vu Truong, as member of the Board.

Dr. Tri Vu Truong has been working in the environmental sector since 1970, upon completion of his B. Engineering degree, complemented by a Master's degree in Chemical Engineering in 1971 and a Ph.D. degree in Civil Engineering with Environmental Option in 1975. Dr. Truong was employed by the Montreal Urban Community between 1974-1980, and as Chief Engineer, he was instrumental in the creation and operation of the Permits & Inspections Division of the Montreal Urban Community –Environment Department. In 1980 Dr. Truong has joined Environmental Engineering firm Sodexen Group, and acted as President & CEO from 1994. In 2005 Dr. Truong, as consultant, has joined and acted as Vice President -Business Development, LBCD-Trow, a major Engineering group. Since 2007, Dr. Truong has joined as President & CEO, the Hong Kong based environmental consulting firm United Best Technology Limited .

Item 7.01:   Regulation FD Disclosure

On February 21, 2008, Ecolocap Solutions Inc. (the “Company”) intend to file a press release to announce it has entered into an exclusive Service Agreement with United Best Technology Limited of Hong Kong and that it executed a Consulting Agreement with Sodexen Inc. (“Sodexen”) pursuant to which, Sodexen is providing the services of its representative, Dr. Tri Vu Truong to serve in the capacity of President and Chief Executive Officer of the Company. Under the terms of the above agreements Dr. Truong and United Best have committed to deliver to the Company a yearly minimum production of 3,600,000 (T hree Million Six Hundred Thousand) fully tradable CERs. The geographically exclusivity of the Service Agreement provides the Company with United Best’s services within the regions of the world with the greatest potential for economically feasible Renewable Energy and Carbon Reduction initiatives. These include, but are not limited to, China, Brazil, India and Vietnam. Further, beyond the period of exclusivity the agreement provides a trailing non-compete provision that will permit the company to bring its own development resources to bear without competition from United Best.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOCAP SOLUTIONS INC.

Date: February 20, 2008

By:  CLAUDE PELLERIN

Name: Claude Pellerin Title: Secretary